EXHIBIT 10.3
FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT
     This FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is dated effective as of November 21, 2006 (the “Effective Date”), and is entered into by and between PIZZA INN, INC., a Missouri corporation (“Seller”), as seller, and VINTAGE AUSTIN RANCH, L.P., a Texas limited partnership (“Purchaser”), as purchaser.
RECITALS
     A. Seller, as seller, and Vintage Interests, L.P., a Texas limited partnership (“Original Purchaser”), as purchaser, entered into that certain Purchase and Sale Agreement, dated October 20, 2006 (the “Agreement”), pursuant to the terms of which Seller agreed to sell, and Original Purchaser agreed to purchase, that certain real property located in Denton County, Texas, as more particularly described therein (the “Property”). All capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to them in the Agreement.
     B. Original Purchaser assigned all of its right, title and interest in and to the Agreement to Purchaser, and Purchaser assumed all of Original Purchaser’s rights and obligations under the Agreement.
     C. Seller and Purchaser now desire to amend the Agreement in accordance with the terms set forth below.
     NOW, THEREFORE, for and in consideration of TEN DOLLARS AND NO/100 ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the parties hereto agree as follows:
AGREEMENT
1.	Diesel Tank. During the Due Diligence Period, that certain Phase I Environmental Site Assessment Report, dated November 17, 2006, was prepared by LandAmerica Assessment Corporation (the “ESA”). The ESA notes that one 4,000 gallon above-ground diesel tank (the “Tank”) located on the Property does not appear to meet the Spill Prevention Control and Countermeasures (SPCC) guidelines as specified by the U.S. Environmental Protection Agency because the Tank does not have any method of secondary containment (the “Containment”), i.e., a fluid tight berm or retaining wall. Seller hereby agrees prior to the Closing Date to do one of the following (which shall be at the election of Seller): (i) remove the Tank in a good and workmanlike manner and in accordance with all applicable laws, (ii) construct the Containment in a good and workmanlike manner and in accordance with all applicable laws, or (iii) reduce the Purchase Price by $5,000, whereupon the Purchaser shall be solely responsible with regard to all matters in connection with the removal of the Tank and/or the construction of the Containment.

2.	Closing Date. Section 6(a) of the Agreement is amended to add the following:

“Notwithstanding the foregoing, Purchaser shall have the right to extend the Closing Date to December 29, 2006. In order to effectuate such extension of the Closing Date, Purchaser shall both: (i) deliver notice to the Seller of its election to extend on or prior to December 15, 2006, and (ii) deposit $100,000 with the Title Company on or before December 19, 2006 as an addition to the Earnest Money.”

3.	Landlord Repairs and Maintenance. Section 6.03 of the Office Lease is amended in its entirety as follows:

“6.03. Landlord Repairs and Maintenance. Landlord shall, at Landlord’s expense (without contribution from Tenant, whether pursuant to Section 6.06 or otherwise), keep, maintain, repair and replace the structural portions of the Premises, including the roof and structural walls, and shall replace all plumbing fixtures and systems, all heating, ventilating and air conditioning systems, and all fire sprinkler systems. However, if damage to the roof, foundation or other structural portions of the Premises is caused by the negligence of Tenant, its employees, agents or invitees, then Tenant shall reimburse Landlord for Landlord’s expense in repairing any such damage. Neither the performance of work on the Premises by Landlord, whether done to discharge Landlord’s obligations hereunder or to prevent waste or deterioration, nor the placement in the Premises of supplies and materials necessary for such work, shall be deemed to constitute a partial or total eviction of Tenant. Landlord shall, however, use reasonable efforts in the conduct of any such work to minimize any interference with Tenant’s use of the Premises. If Tenant is unable to operate its business for a period of three (3) business days or more because of Landlord’s failure to comply with its obligations in this Section 6.03, there shall be an abatement of all Base Rent and Additional Rent hereunder during such time period in proportion to the extent that Tenant is unable to operate its business. None of Landlord’s rights under this Section shall be deemed to impose upon Landlord any obligation for the inspection, maintenance or repair of the Premises which is not specifically imposed upon Landlord by any terms, provision or conditions of this Lease.”

4.	Operating Expenses. Section 6.06 of the Office Lease is amended in its entirety as follows:

“6.06. Operating Expenses. Landlord shall maintain all Common Areas. Tenant shall pay to Landlord, as Additional Rent, Tenant’s Share (hereinafter defined) of the Operating Expenses (hereinafter defined). “Operating Expenses” shall include all expenses, unless expressly excepted in this Section 6.06, which Landlord shall pay or become obligated to pay for the administration, management, cleaning, maintenance, painting, or repair of the Premises (including without limitation, any landscaping, parking lots and other common areas, and any and all charges and assessments under the Permitted Encumbrances, which includes, without limitation, the Declaration of Covenants, Conditions and Restrictions for Austin Ranch, recorded October 27, 2005 as Document No. 2005-134474 in Denton County, Texas). Operating Expenses shall not include (a) the cost of utilities relating to the Premises, whether or not such utilities are separately metered to the Premises, the costs of such utilities being fully payable by Tenant pursuant to Article 6.01 hereof; (b) Insurance Expenses and Tax Expenses; (c) any items not considered to be operating expenses under generally accepted accounting principles; or (d) costs or expenses incurred by Tenant or Landlord pursuant to Section 6.02 or 6.03 above. Any Operating Expenses attributable to a period which falls only partially within the Term shall be prorated between Landlord and Tenant so that Tenant shall pay only that proportion thereof which the part of such period within the Term bears to the entire period. Where used in this Section 6.06, “Tenant’s Share” shall mean sixty-six percent (66%).”

5.	Security Deposit. At the Closing, Seller shall deposit with Purchaser $190,650.00, which amount represents the Security Deposit (as defined in the Office Lease). Section 1.01(g) of the Office Lease is amended in its entirety as follows:

"(g) Security Deposit: Tenant acknowledges its obligation to deposit with Landlord the sum of $190,650.00 (at Tenant’s reasonable discretion, such security deposit shall be in cash or an irrevocable letter of credit in favor of Landlord and in form and substance subject to Landlord’s reasonable approval), to be held by Landlord without interest as security for the performance by Tenant of Tenant’s covenants and obligations under this Lease. Tenant agrees that such deposit may be co-mingled with Landlord’s other funds and is not an advance payment of rental or a measure of Landlord’s damages in case of default by Tenant. Upon the occurrence of any event of default by Tenant, Landlord may, from time to time, without prejudice to any other remedy provided herein or provided by law, use such fund to the extent necessary to make good any arrears of rentals and any other damage, injury, expense or liability caused to Landlord by such event of default, and Tenant shall pay to Landlord on demand the amount so applied in order to restore the security deposit to its original amount. If Tenant is not then in default hereunder, any remaining balance of such deposit shall be returned by Landlord to Tenant upon termination of this Lease; provided, however, Tenant’s security deposit shall be returned within thirty (30) days after Landlord receives evidence reasonably acceptable to Landlord that Tenant’s shareholder’s equity exceeds the amount of $4,000,000.”
6.	Inspection. A new Section 16.24 is hereby added to the Office Lease, which shall read in its entirety as follows:

“16.24 Inspection of Premises. Landlord and Landlord’s agents and representatives shall be entitled, from time to time, upon 24 hours prior notice to Tenant, except in the event of an emergency (provided Landlord makes reasonable efforts to notify Tenant as soon as possible after such emergency), to enter upon and into the Premises for the purpose of inspecting and/or showing the same (and permitting prospective lenders, purchasers and tenants to inspect the Premises). Landlord agrees to use commercially reasonable efforts to minimize disruption to Tenant’s business in the Premises during Landlord’s inspection of the Premises.”

7.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

8.	Facsimile Signatures. Facsimile signatures hereon shall be treated for all purposes as original signatures.

9.	Effect of this Amendment. Except as amended hereby, the Agreement shall be and continue in full force and effect.
[Signatures on following page]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the Effective Date.

SELLER:

PIZZA INN, INC., a Missouri corporation

By:	/s/ Clinton J. Coleman

Name: Clinton J. Coleman Title: Interim Chief Financial Officer

PURCHASER:

VINTAGE AUSTIN RANCH, L.P.,
a Texas limited partnership

By:	Vintage Austin Ranch GP, Inc., a Texas corporation, its general partner

	By: Name: Title:	/s/ Ernest O. Perry, III Ernest O. Perry, III President

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